CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 20, 2018, relating to the financial statements and financial highlights of the Intrepid Select Fund and Intrepid Disciplined Value Fund, two of the series of Intrepid Capital Management Funds Trust, appearing in the Annual Report on Form N-CSR of Intrepid Capital Management Funds Trust for the year ended September 30, 2018, and to the references to us under the headings “Independent Auditors,” “Experts,” “Article IV of the Agreement and Plan of Reorganization” and “Financial Highlights” in the Information Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
November 20, 2018